Exhibit 10.2

TO:	Connexa Sports Technologies Inc.

To Whom It May Concern:

This letter will confirm my agreement to vote all shares of Connexa Sports Technologies Inc. (the “Company”) voting stock over which I have voting control in favor of any resolution presented to the shareholders of the Company to approve (i) the issuance, in the aggregate, of more than 19.99% of the number of shares of common stock of the Company outstanding on the date of closing pursuant to that certain Securities Purchase Agreement, dated January 19, 2024, by and among the Company and the purchasers signatory thereto (the “Purchase Agreement”) and the other agreements entered into in connection therewith or as otherwise may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity), including, but not limited to, Listing Rule 5635(b) and (ii) increasing the shares available to be issued pursuant to the Company’s incentive plan by up to 20 million shares of Common Stock. This agreement is given in consideration of, and as a condition to enter into, such Purchase Agreement and is not revocable by me.

The undersigned further agrees to not transfer or convey the shares subject to this agreement until the above-described resolutions have been approved and adopted by the Company’s shareholders; nor take any other action which would hamper, hinder, delay or interfere with such approval.

Junjie Enterprise Management Co., Ltd.

By:	/s/ Yanling Zhang
Name of Purchaser: